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                                                                Exhibit 99(a)(7)

Dear Ariba Employees: There are less than two weeks left for you to elect to exchange your stock options under Ariba's Stock Option Exchange Program. See original message below.

Reminder: The deadline for exchanging your options is 9:00 P.M. Pacific time on March 9, 2001. We recommend you ensure that you receive a confirmation from us after you submit your election form. We will provide such confirmation within 3 business days, for all forms submitted to us before March 6, 2001. If you submitted your election more than two days ago, and have not received a confirmation, you should re-send your election.

If you missed any of the presentations, you can listen to and view the Evoke webcast presentation. For the Webcast link, Election Form, Offer to Exchange, FAQ, etc., go to the exchange website at

[links participants to a web site which includes information pertaining to the option exchange program]

Contact Donna Hammer (if last name A - L) or Monica Volta (if last name M - Z) if further questions after reviewing the offer and related documents.

Reminder, the deadline for exchanging your options is 9:00 P.M. Pacific time on March 9, 2001.

[restates e-mail communication to Ariba, Inc. employees dated February 8, 2001, attached hereto as Exhibit (a)(4)]